Exhibit 8.1

Subsidiaries of GDEV Inc.

Legal Name of Subsidiary	Jurisdiction of Organization
Cubic Games Limited	Cyprus
Cubic Games Studio Ltd	Cyprus
Dragon Machines Ltd	Cyprus
Flow Research S.L.	Spain
GDEV Investments Ltd	Cyprus
Kadexo Limited	Cyprus
Nexters Finance Ltd	Cyprus
Nexters Global Limited	Cyprus
Nexters Lithuania UAB	Lithuania
Nexters Studio Armenia LLC	Armenia
Nexters Studio Kazakhstan Ltd	Kazakhstan
Nexters Midasian FZ-LLC	RAKEZ
Nexters Studio Portugal, UNIPESSOAL LDA	Portugal
NHW Limited	Cyprus